Exhibit 4.8

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers' Association's
Memorandum of Agreement for sale and purchase
of ships. Adopted by The Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 23 December 2014

Dampskibsselkabet NORDEN A/S, 52 Strandvejen, DK-2900 Hellerup, Denmark hereinafter called the Sellers, have agreed to sell, and Seanergy Maritime Holdings Corp., of the Marshall Islands or fully guaranteed nominee to be nominated by an Addendum to this Agreement to be signed by the Sellers and the Buyers	1

hereinafter called the Buyers, have agreed to buy the	2

Name: M/V Nordstramp	3

Classification Society/Class:	DnV-GL	4
Built: 2001	By: Koyo Dockyard Co., Ltd., Japan	5
Flag: Danish	Place of Registration: Copenhagen	6
Call sign: OVRF2	Grt/Nrt: 85379/56701	7
~~Register~~ IMO Number: 9233923		8
hereinafter called the Vessel, on the following terms and conditions:		9
Definitions		10

"Banking days" are days on which banks are open in the country of the currency	11
Stipulated for the Purchase Price in Clause 1, and in the place of closing stipulated in Clause 8, in the country of the Vessel's flag, Greece, Norway, USA and the UK.	12

"in writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,	13
a registered letter, telefax or other modern form of written communication.	14

"Classification Society" or "Class" means the Society referred to in line 4.			15
1.	Purchase Price:	USD 17,300,000 (United States Dollars Seventeen Million Three Hundred Thousand only) in cash including 2pct total commissions.	16

2. Deposit	17

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10%	18
(ten per cent) of the Purchase Price within 3 (three) banking days from the date of fax/email signing of this	19
Agreement. and lifting of Sellers and Buyers subject as per clause 17 and the deposit holder has confirmed in writing to the parties that the account has been opened. This deposit shall be placed with Nordea Bank, Denmark A/S, Copenhagen Head Office.	20
and held by them in a joint account for the Sellers and the Buyers, to be released in accordance	21
with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the	22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the	23
Buyers.	24

3. Payment	25

The balance 90% (ninety percent) of the said Purchase Price shall be paid in full free of bank charges to Sellers' account at Nordea Bank, Denmark A/S, Copenhagen Head Office. (Sellers to advise full account details within 2 days from signing this Agreement.	26

on delivery of the Vessel, but not later than 3 (three) Banking days after the Vessel is in every respect	27
physically ready for delivery in accordance with the terms and conditions of this Agreement and	28
Notice of Readiness "NOR" has been given in accordance with Clause 5.	29

4 Inspections	30

a)*	The Buyers have inspected and accepted the Vessel's classification records. The Buyers	31
	have also inspected the Vessel ~~at~~/~~in~~ Kaohsiung, Taiwan on Friday, December 5th 2014	32
	and have accepted the Vessel following this inspection and the sale is outright and definite,	33
	subject only to the terms and conditions of this Agreement.	34

b)*	The Buyers have inspected the Vessel's DNV Class records and have accepted same at the time of inspection under Clause 4a).~~shall have the right to inspect the Vessel's  classification records and declare~~	35
	~~whether same are accepted or not within~~	36

~~The Sellers shall provide for inspections of the Vessel at/in~~	37

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	39
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers~~	40
~~During the inspection, the Vessel's deck and engine log books shall be made available for~~	41
~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	42
~~become outright and definite, subject only to the terms and conditions of this Agreement,~~	43
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
~~after completion of such inspection.~~	45
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~	46
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	48

~~*~~	~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	49
	~~alternative 4a) to apply.~~	50

5. Notices, time and place of delivery	51

a)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall	52
	provide the Buyers with 30 / 20 / 15 / 13 /10 / 7 / 5 / 3 approximate , and 2 and 1 definite days notices of the estimated time and place of ~~arrival at the~~	53
	~~intended place of drydocking/underwater inspection/~~delivery. When the Vessel is at the place	54
	of delivery and in every respect physically ready for delivery in accordance with this	55
	Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	56
b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or	57
	anchorage ~~at/~~in Singapore-China range.	58

	In the Sellers' option.	59

	Expected time of delivery: 15 February 2015 – 15 April 2015	60

	Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15 April 2015 at Buyers' option.	61

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the	62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in	63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the	65
	option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~ 4 running	66
	days of receipt of the notice or of accepting the new date as the new cancelling date. If the	67
	Buyers have not declared their option within ~~7~~ 4 running days of receipt of the Sellers'	68
	notification or if the Buyers accept the new date, the date proposed in the Sellers' notification	69
	shall be deemed to be the new cancelling date and shall be substituted for the cancelling	70

date stipulated in line 61.	71

If this Agreement is maintained with the new cancelling date all other terms and conditions	72
hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full	73
force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any	74
claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by	75
the original cancelling date.	76

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	the deposit together with interest earned shall be released immediately to the Buyers	78
	whereafter this Agreement shall be null and void.	79

6. Drydocking / Divers Inspection. See Clause 19	80

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	82
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	83
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	85
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~	86
	~~condition/recommendation*.~~	87

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	88
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	89
	~~by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their~~	90
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	91
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	92
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	93
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	94
	~~port.~~	95

~~ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	96
~~are found broken, damaged or defective so as to affect the Vessel's class, then unless~~	97
~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	98
~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	99
~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	100
~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	101
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	102
~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	103
~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	104
~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	105
~~the underwater inspection and the Classification Society's attendance.~~	106

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	107
~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	108
~~to a port where suitable drydocking facilities are available, whether within or outside the~~	109
~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	110
~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	111
~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	112
~~provided for in Clause 5 b) shall be extended by the additional time required for the~~	113
~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	115

~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	116
~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	117
~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	118
~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	119
~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~	120
~~the current stage of the Vessel's survey cycle. The Buyers shall declare whether they~~	121
~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	122
~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	123
~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	124
~~defective so as to affect the Vessel's class, those parts shall be renewed or made good at~~	125
~~the Sellers' expense to the satisfaction of the Classification Society without~~	126
~~condition/recommendation*.~~	127

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	128
~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	129
~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	130
~~if the Buyers require the survey and parts of the system are condemned or found defective~~	131
~~or broken so as to affect the Vessel's class*.~~	132

~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~	133
~~drydock, including the drydock dues and the Classification Society's fees shall be paid by~~	134
~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	135
~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	136
~~shall pay the aforesaid expenses, dues and fees.~~	137

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~	138
~~without interfering with the work or decisions of the Classification surveyor.~~	139

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	140
~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~	141
~~Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If,~~	142
~~however, the Buyers' work in drydock is still in progress when the Sellers have~~	143
~~completed the work which the Sellers are required to do, the additional docking time~~	144
~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~	145
~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~	146
~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	147
~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	148
~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	149

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society~~	150
	~~without condition/recommendation are not to be taken into account.~~	151

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	152
	~~alternative 6 a) to apply~~	153

7.	Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on	155
shore, including broached/unbroached stores and provisions and spares on order without extra payment. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare	156
propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or	157
unused, whether on board or not shall become the Buyers' property but spares on order are to be	158
excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to	159
replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which	160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the	161
property of the Buyers. The radio installation, GMDSS , ECDIS and navigational equipment shall be included in the sale	162
without extra payment if they are the property of the Sellers. Unused stores and provisions shall be	163
included in the sale and be taken over by the Buyers without extra payment.	164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	166
exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,	167
Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,	168
as well as the following additional items (including items on hire): The below listed items shall be off landed prior to handling over M/V Nordtramp to buyers 1. Gas bottles. (12 x Ox and 5 x Ac) ex Drew Marine. 2. One Nitrogen Bottle ex Drew Marine 3. One Tool Box from Marco Marine. 4. One box containing spares on exchange all a property of Marco Marine. 5. Two boxes connecting Rods from auxiliary engine overhaul. 6. One box containing used turbo charger ex engine #2. Sea a. below	169

7.  ECDIS dongle

8.  One Seagull computer (CBT Training on rent front Seagull of Norway)

9.  One Consultas computer.

10. Various deck and engine log books, Contingency Plans (VGP and VRP), including but not limit to Danish Publications. See b. below.

11. Various software e.g. SMS installed on computers, sea health, Docontrol, Amosconnect, Omega etc. shall be removed as this is licensed to Dampskibsselskabet Norden.

12. Scrape down equipement.

13. Mobile phone.

14. Ship Security Plan.

15. Hydro Blaster and spares rented frond Den Ship, Singapore.

a.  6 above. The turbo charger is overhaulded with bearings and balanced.
b.  Expired an current Oil Record Books and Garbage Record Books shall remain on hoard.

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and~~	170
~~sealed drums and pay the current net market price (excluding barging expenses) at the port and date~~	171
~~of delivery of the Vessel~~	172

Buyers shall take over the bunkers remaining on board with cost as per Platts prices for Singapore published one (1) Banking day prior to the Vessel's delivery. Buyers shall also take over the remaining unbroached lubricants respectively in sealed drums or in designated storage tanks not having passed to the engines/equipment through Vessel's system at Sellers' net contract prices excluding barge costs of last supply as evidenced by the relevant copies of invoices. Exact quantities of remaining bunkers and lubricating oils shall be measured and agreed by and between the Sellers' and the Buyers' representatives latest by one (1) Banking day prior to expected date of delivery of the Vessel.

Payment under this Clause shall be made at the same time and place and in the same currency as	173
the Purchase Price.	174

8.	Documentation	175

The place of closing: Copenhagen, Denmark at Sellers' nominated bank (Nordea Bank Denmark A/S, Copenhagen Head Office).	176

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery~~
~~documents namely~~:  At the closing meeting, in exchange for the purchase money and all other money due under this Agreement by the Buyers to the Sellers, the Sellers shall hand over to the Buyers all delivery documents necessary for legal transfer of title and flag. All delivery documentation, including the documents which will be necessary to cover the legal transfer of ownership and Buyers new flag requirements, to be incorporated in this Agreement in the form of an addendum to be signed by the Sellers and the Buyers.

Agreement to said Addendum not to form a subject to the signing of this MOA by Sellers and the Buyers.
177 178

~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are~~	179
	~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	180

~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	181
~~legalized by the consul of such country or other competent authority.~~	182

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~	183
	~~the Vessel.~~	184

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~	185

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~	186
	~~registered encumbrances~~	187

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~	188
	~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the~~	189
	~~registry does not as a matter of practice issue such documentation immediately, a written~~	190
	~~undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a~~	191
	~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
	~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	193

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities~~	194
	~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~	195
	~~documents as soon as possible after the date of this Agreement~~	196

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
Buyers.	199

At the time of delivery the Sellers shall hand over to the Buyers the classification certificate(s) as well as all	200
Plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also	201
be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
Buyers to have the right to take copies. Other technical documentation which may	203
be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so	204
request. The Sellers may keep the Vessels log books but the Buyers to have the right to take	205
copies of same	206
9. Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,	208
mortgages, taxes, levies, duties and maritime liens or any other debts whatsoever and is not subject to port state or administrative detentions. The Sellers hereby undertake	209
to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery or arising out of or with respect to events occurring prior to the time of delivery.	211

10. Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag	213
shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers'	214
register shall be for the Sellers' account.	215

11. Condition on delivery	216

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is	217
delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
delivered and taken over as she was at the time of inspection, fair wear and tear excepted.	219
However, the Vessel shall be delivered free of stowaways, free of cargo with her class maintained without condition/recommendation*,	220
free of average damage affecting the Vessels class, and with her classification certificates and	221
national/international/trading certificates and Continuous Survey of Machinery (CSM) – (it is clearly understood that CSM/ESP is part of DNV's Class Certificate and is not a separate document) , as well as all other certificates of the Vessel had at the time of inspection, clean, valid and	222
unextended for a minimum period of three (3) months from the time of the delivery without condition/recommendation* by Class or the relevant authorities at the time of	223
delivery.	224

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) ~~or 4 b), if~~	225
~~applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over~~	226
~~without inspection, the date of this Agreement shall be the relevant date.~~	227

* Notes, if any, in the surveyor's report which are accepted by the Classification Society	228
without condition/recommendation are not to be taken into account.	229

12. Name / markings	230

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.	231
13. Buyers' default	232

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this	233
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
incurred together with interest.	235
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
cancel the Agreement, in which case the deposit together with interest earned shall be released to the	237
Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further	238
compensation for their losses and for all expenses incurred together with interest.	239

14. Sellers' default	240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have	242
the option of cancelling this Agreement provided always that the Sellers shall be granted a	243
maximum of 3 banking days after the Notice of Readiness has been given to make arrangements	244
for the documentation set out in Clause 8 and in the Addendum to this Agreement. If after Notice of Readiness has been given out before	245
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	246
made physically ready again in every respect by the date stipulated in line 61 and new Notice of	247
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect	248
to cancel this Agreement the deposit together with interest earned shall be released to them	249
immediately.	250
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready	251
to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	252
their loss and for all expenses together with interest if their failure is due to proven	253
negligence and whether or not the Buyers cancel this Agreement.	254

15. Buyers' representatives	255

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers	256
have the right to place 2 (two) representatives on board the Vessel at their sole risk and expense ~~upon~~	257
~~arrival at ________ on or about~~ on the last laden leg prior to delivery for which Sellers will promptly (minimum 5 Banking days) notify the Buyers in writing.	258
These representatives shall remain on board until delivery of the Vessel to, and acceptance of the Vessel by the Buyers ~~are on board~~ for the purpose of familiarisation and in the capacity of	259
observers only, and they shall not interfere in any respect with the operation of the Vessel. The	260
Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.	261
16. Arbitration	262

a)* This Agreement (and any non-contractual obligations connected with this Agreement) shall be governed by and construed in accordance with English law and	263
any dispute arising out of this Agreement a shall be referred to arbitration in London in	264
accordance with the Arbitration Acts 1996 ~~1950 and 1979~~ or any statutory modification or	265
re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
party. The arbitrators shall be full members of the London Maritime Arbitrators Association ("LMAA"). On the receipt by one party of the nomination in writing of the other party's arbitrator,	267

that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
single arbitrator appointed shall apply. If two arbitrators are properly appointed shall not agree	269
they shall appoint ~~an umpire whose decision shall be final~~ a third arbitrator failing which the third arbitrator shall be appointed by the President of the LMAA at the time within 21 days of the two arbitrators being appointed.	270

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
~~United States Code and the Law of the State of New York and should any dispute arise out of~~	272
~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	273
~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	274
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	275
~~Agreement may be made a rule of the Court.~~	276
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	277
~~Arbitrators, Inc. New York.~~	278

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
 ~~, subject to the procedures applicable there.~~	280
~~The laws of shall govern this Agreement.~~	281

~~* 16 a), 16 b) and 16 c) are altematives; delete whichever is not applicable. In the absence of~~	282
~~deletions, altemative 16 a) to apply.~~	283

Additional Clauses 17, 18, 19, 20, 21, 22, 23, 24 and 25, inclusive as below, are deemed to be fully incorporated into and form an integral part of this Agreement.

17. Sellers' and Buyers' Subjects

This MOA is subject to approval by the Sellers and Buyers Board of Directors which subject is to be declared latest by 1700 hours Copenhagen, Denmark time on Tuesday December 23rd after receipt of this MOA duly signed by fax or email by duly authorized representatives of the Sellers and the Buyers. Should the Sellers or the Buyers not lift their subject as aforesaid then this MOA shall be null and void and the parties shall have no claims against each other.

18.  Confidentiality

This Agreement shall he confidential between the Parties including the broker involved.
No detailed information concerning this Agreement may be released by either Party, however, Buyers appreciate that Sellers are listed on the Copenhagen Stock Exchange and may be required to report a sale under the stock exchange rules. If so required, Sellers will not mention any names of Buyers. Also nothing in this clause shall preclude the Parties from giving information relating to this Agreement to their professional advisors and bankers. Sellers also appreciate that Buyers are a stock listed company and agree all terms and Conditions of this Agreement to be kept strictly private and confidential by all parties involved, save as required otherwise by the Securities and Exchange Commission and/or US stock listed exchange rules applicable to the Buyers.

19.  In replacement of NSF 93 Clause 6 (Drydocking/Divers Inspection)

No drydocking clause to apply and Clause 6 of Salesform 1993 is deleted.
However, at the Vessel's arrival at the delivery port and prior to the vessel's delivery the Buyers have the right to carry out an inspection of the vessel's underwater (below summer loadline) parts by class approved divers with video link to the attending class surveyor, such divers inspection to be at Buyers' risk and expense.
Buyers to advise Sellers five (5)days prior to expected delivery if they intend to carry out underwater inspection. If the declared by Sellers delivery port is not feasible for an underwater inspection Buyers shall promptly advise Sellers of an alternative place near to the delivery port, to be mutually agreed, where Sellers are to make available, at Sellers' cost, for such an inspection. The extent of the inspection amid conditions under which is performed shall be to the satisfaction of the classification society.

The divers' inspection to be carried out in a manner and under conditions considered suitable by the attending class surveyor for such underwater inspection. Attendance arrangements and fees for the attending class surveyor shall he for the Sellers account and the cost of the divers for the Buyers' account.

A)  If any damage is found to the Vessel's underwater parts which leads to imposing recommendation(s) against the Vessel, and requires same to be repaired prior to the Vessel's next due drydocking date, then the Sellers shall repair such damage to the satisfaction of classification society at the Sellers' time and expense, prior to the Vessel's delivery to the Buyers. Should the Vessel be required to drydock to effect such repairs to class satisfaction, then the Buyers shall have the right to scrape/paint the Vessel's underwater parts at Buyers risk and expense whilst the Vessel is in drydock. All costs and materials associated with the Buyers works and any extra drydocking time required for the Buyers to carry out/complete their works shall always be for the Buyers account. Such Buyers works shall not interfere with the Sellers works and not to delay the delivery of the Vessel. In the event that the Sellers have completed their works in the drydock to the satisfaction of class and the Buyers works are not yet completed, then the Sellers have the right to tender NOR for delivery to the Buyers whilst the Vessel is in drydock. In the event of the Vessel being required to drydock for repairs and there are no suitable drydocking facilities available at the delivery port, then the Sellers shall take the vessel in ballast to the nearest port/place where suitable drydocking facilities are available, and a new delivery port to be agreed between the parties. It is hereby mutually agreed by the Sellers and the Buyers, that in the event of damage affecting class being found during the divers inspections as mentioned above, then the agreed cancelling date shall automatically be extended by the additional time required for the drydocking, repairs and extra steaming, but limited to a maximum of 14 running days. Class attendance fees and divers costs to be for Sellers' account.

B)  If any damage(s) to the Vessel's underwater parts is found which leads to class imposing a recommendation(s) against the Vessel but agree to postpone permanent repairs to same until the Vessel's next due drydocking date then, in lieu of the Sellers repairing such damage(s), the Sellers to compensate the Buyers by way of reduction from the agreed purchase price of this Agreement and the Buyers shall take delivery of the Vessel as she is with such recommendation(s) outstanding. The Sellers and the Buyers shall each obtain a quotation for the repair of such damage(s) from two (2) reputable ship repair yards in the area, and the compensation amount to the Buyers shall be the average of the two repair quotations received by the Buyers and Sellers respectively as mentioned above. Class attendance fees and divers costs to be for the Sellers' account.

20:            Blacklisting
The Sellers to confirm to the Buyers in writing on delivery that to the best of their knowledge and belief the Vessel is not blacklisted by the Arab boycott League in Damascus or any other nation or authority.

21:            Gypsy Moth
A certificate showing the Vessel is free of gypsy moth to be handed to the Buyers at delivery.

22:            Clean Holds
The Vessel to he delivered with clean swept holds.

23:            Chinese tonnage tax Certificate
If Sellers have in their possession a latest Certificate for Chinese Tonnage Tax dues that the
Vessel/Sellers owes, then Sellers undertake to deliver at no cost to the Buyers on delivery.

24:            Contracts (Rights of Third Parties) Act 1999
Nothing contained in this Agreement confers or purports to confer on any third party benefit or any right to enforce any term hereof pursuant to the Contracts (Rights of Third Parties) Act 1999.

25. Notices
Any and all notices and communication in connection with this Agreement shall be in English in writing and shall be sent,
(a)  if to the Sellers at:

Attention: Mads Pilgaard
Telephone: Office +45 33 42 05 34 //mobile +45 28448452
Fax:
E-mail: projects@ds-norden.com // mpl@ds-norden.com
or such other address as the Sellers may notify the Buyers.

(b)  If to the Buyers an:
Attention: Stamatis Tsantanis
Telephone: +30 210 8931507
Fax: +30 210 9638450
E-mail: snt@seanergy.gr // kgalanis@seanergy.gr
or such other address as the Buyers mop notify the Sellers.

/s/Eirini Kritikou	/s/Stamatios Tsantanis
For Dampskibsselskabet NORDEN A/S	For Seanergy Maritime Holdings Corp.
Name: Ejner Kiel Bonderup	Name: Stamatios Tsantanis
Title: Executive Vice President	Title: Director